FOR IMMEDIATE RELEASE

OurPet’s Company Reports 2011 Second Quarter Results

Record Quarterly Net Revenue and Income from Operations
Net income of $0.02 per share versus $0.01 per share in 2010

FAIRPORT HARBOR, Ohio – August 03, 2011--OurPet's Company (OTC BB: OPCO)(www.ourpets.com), a leading proprietary pet supply company, today reported record financial results for its second quarter ended June 30, 2011.  These results include those of Cosmic Pet Products (“Cosmic Pet”) which sold certain inventory, equipment and product rights to OurPet’s effective July 29, 2010.

Dr. Steven Tsengas, President and CEO, said, “The 16% increase in net revenue for the 2011 second quarter reflects record performance in the midst of a challenging global economic environment.  During the quarter we specifically benefited from increased sales of Cosmic Pet® catnip toy and accessory products, SmartScoop® automatic self cleaning litter box, export sales and promotional products.  SmartScoop was re-launched in May 2011 and is gaining sales momentum highlighted by   “Stanley the Cat” and “Odor Independence Day” themes (www.smartscoop.com).  This past month we successfully launched our new Cosmic Pet and Go Cat Go!!!® lines consisting of approximately 150 new SKU’s.  Based on initial customer response we are very optimistic that these innovatively designed and smartly packaged products will continue to be well received.  Sales of SmartScoop and Cosmic Pet products are expected to provide greater contributions to net revenue and profits during the second half of 2011.”

Dr. Tsengas continued, “Despite the uncertain business environment, we continue to strengthen our product portfolio and market position.  We have confidence in our strategic long range business plan and our excellent, dedicated team of associates. In addition to taking aggressive actions to improve efficiencies and reduce costs, we are also increasing our pipeline of new, innovative, proprietary products as we seek new markets, domestic and overseas, and pursue additional strategic acquisitions and joint ventures. The pet industry remains strong in the United States and globally.  In order to sustain our planned growth we successfully negotiated an increase in our bank revolving line of credit which provides us with financial flexibility.  We are confident that our carefully executed growth strategy should produce above average pet industry results during these difficult economic times that are expected to last for the rest of 2011 and lay the foundation for significantly better results in the long run.”

2011 Second Quarter Results

Net revenue increased 16% to a record $5,179,580 for the 2011 second quarter compared to $4,477,863 a year ago.  The 2011 second quarter net revenue particularly benefited from higher sales of Play-N-Squeak® cat toys, Cosmic® Catnip products and promotional sales.

Gross profit increased 16% to $1,584,231 for the 2011 second quarter from $1,367,209 for the same period in 2010.  Gross profit margin increased to 30.6% for the 2011 second quarter compared to 28.1% for the 2011 first quarter and 30.4% for the second quarter last year.

Income from operations increased 30% to $540,155 for the 2011 first quarter from $415,168 for the same period last year, benefiting from improved operating leverage and cost control measures as the company continues to scale-up operations to meet current and anticipated sales demand.  EBITDA increased 25% to $680,604 in the second quarter 2011 from $544,367 in the second quarter 2010.

Income before taxes increased 30% to $503,716 from $387,141 for the same period in 2010.

Income tax expense for the 2011 second quarter nearly doubled to $181,587 compared to $94,230 for the same period a year ago.   The Company expects to utilize all operating loss carry forwards during 2011.

Net income increased 10% to $322,129 for the three months ended June 30, 2011 from $292,911 for the same quarter last year despite a substantial increase in income tax expense for the 2011 second quarter.  Diluted earnings per share were $0.02 for the second quarter of 2011 compared to $.01 for the 2010 second quarter.

Shareholder’s equity was $5,615,957 at June 30, 2011, an increase of 12% since year-end 2010 and a 27% increase from the same date last year.

2011 First Half Results

Net revenue increased 23% to a record $9,974,764 for the six months ended June 30, 2011 compared to $8,121,796 for the same period a year ago.  Sales for the first half of 2011 benefited from higher sales of Play-N-Squeak® cat toys, Cosmic® Catnip products and promotional sales.

Gross profit increased 16% to $2,929,304 for the 2011 first half from $2,518,924 for the same period in 2010.  For the first six months of 2011, gross profit margin was 29.4% compared to 30.9% a year ago.  Recently implemented cost control measures are benefiting gross profit and gross profit margin as reflected in the 2011 second quarter results.

Income from operations increased 35% to $950,257 for the 2011 first half from $705,995 for the first six months of 2010.  Income before taxes increased 34% to $867,409 from $648,160 for the same period last year.  EBITDA increased 26% to $1,201,077 for the 2011 first half from $956,819 for the same period in 2010.

Income tax expense for the first six months of 2011 increased 232% to $309,025 compared to $93,003 for the same period a year ago.   The Company expects to utilize all operating loss carry forwards this year.

Net income increased to $588,384 for the six months ended June 30, 2011 from $555,157 for the same period a year ago despite a $216,022 increase in income tax expense in 2011.  Diluted earnings per share were $0.03 for the first half of 2011 compared to $0.03 the prior year.

About OurPet's Company

OurPet's Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about the Company and its products. The Company's Websites include: www.smartscoop.com, www.ecopurenaturals.com, www.playnsqueak.com, www.flappydogtoys.com, www.clipnosis.com, http://www.hideperchandgo.com and http://www.cosmiccatnip.com

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and  sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet's SEC reports.

CONTACT:	INVESTOR RELATIONS:
OurPet’s Company	Robert A. Lentz and Associates, Inc.
Dr. Steven Tsengas, CEO	Robert Lentz
(440) 354-6500 (Ext. 111)	(614) 876-2000

OURPET'S COMPANY AND SUBSIDIARIES
  CONSOLIDATED OPERATING RESULTS

	For the Six Months Ended		For the Quarter Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net revenue	$9,974,764	$8,121,796	$5,179,580	$4,477,863
Cost of goods sold	7,045,460	5,602,872	3,595,349	3,110,654
Gross profit on sales	2,929,304	2,518,924	1,584,231	1,367,209

Selling, general and administrative expenses	1,979,047	1,812,929	1,044,076	952,041
Income from operations	950,257	705,995	540,155	415,168
Other (income) and expense, net	(9,641)	-	(9,968)	-
Interest expense	92,489	57,835	46,407	28,027
Income before taxes	867,409	648,160	503,716	387,141

Income Tax expense	309,025	93,003	181,587	94,230
Net Income	$558,384	$555,157	$322,129	$292,911

Basic and Diluted Net Income (Loss) Per Common
Share After Dividend Requirements For Preferred
Stock	$0.03	$0.03	$0.02	$0.01

Weighted average number of common and
equivalent shares outstanding used to calculate
basic and diluted earnings per share	19,460,443	18,263,100	19,119,911	19,054,107

OURPET'S COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2011	2010
ASSETS
Cash and equivalents	$68,018	$78,673
Receivables, net	3,215,822	2,657,865
Inventories	5,828,948	5,576,129
Prepaid expenses	307,082	210,340
Deferred Tax Asset net	-	55,116
Total current assets	9,419,870	8,578,123
Property and equipment, net	2,521,002	2,260,873
Other	831,268	997,075

Total assets	$12,772,140	$11,836,071

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Notes payable	$100,000	$100,000
Line of Credit	-	2,528,000
Current maturities of long-term debt	939,917	946,216
Accounts payable	2,121,492	1,926,499
Accrued expenses	499,450	504,504
Deferred income taxes-current portion	26,056	-
Total current liabilities	3,686,915	6,005,219

LONG TERM LIABILITIES
Long-term debt less current portion above	563,325	797,604
Revolving Line of Credit	2,778,000	-
Deferred income taxes	127,943	-
Total Long term liabilities	3,469,268	797,604

Stockholders' Equity	5,615,957	5,033,248

Total liabilities and stockholders' equity	$12,772,140	$11,836,071